EXHIBIT 99.1

News from Conduent

Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.com

Conduent Announces Closing of Refinance of its Existing Term Loans and Revolving Facility

FLORHAM PARK, N.J., October 18, 2021 — Conduent Incorporated (Nasdaq: CNDT), a business process services and solutions company (the “Company”), today announced it has successfully completed its previously announced debt refinancing. The Company closed its new first lien senior secured credit facilities (“Senior Secured Credit Facilities”) consisting of (a) a term A loan facility in the aggregate principal amount of $265 million with a maturity of five years, (b) a term B loan facility in the aggregate principal amount of $515 million with a maturity of seven years and (c) a revolving loan facility providing up to $550 million with a maturity of five years. Borrowings under the term loan A, term loan B and revolving loan facilities will bear interest, at the borrowers’ option, at an annual rate equal to the applicable margin over a base rate or Eurocurrency rate. The applicable margin for the term loan A facility and the revolving loan facility for base rate loans will range from 0.75% to 1.75% per year, depending on the Company’s leverage ratio, and for Eurocurrency loans will range from 1.75% to 2.75% per year. The applicable margin for the term loan B facility for base rate loans will be 3.25% per year and for Eurocurrency loans will be 4.25% per year. The Company also closed a private offering of $520 million of 6.000% Senior Secured Notes due 2029 (the “New Notes”). The net proceeds of the Senior Secured Credit Facility, including borrowings of $100 million under the revolving loan facility, and New Notes were used to refinance the Company’s existing credit agreement.

“We are pleased to announce the completion of our debt refinancing, an important priority for 2021 that further strengthens Conduent’s financial foundation and flexibility going forward,” said Cliff Skelton, Conduent President and Chief Executive Officer. “This transaction represents the right mix of debt instruments and allows us to optimize our capital allocation strategy. At the same time, we remain focused on accelerating the company’s momentum, investing for our future and creating even more value for companies and government agencies we support worldwide.”

The New Notes were only offered and sold in a private placement to persons reasonably believed to be qualified institutional buyers under Rule 144A under the United States Securities Act of 1933 (the “Securities Act”) and to non-U.S. Persons outside the United States under Regulation S of the Securities Act. The New Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation, or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Conduent

Conduent delivers mission-critical services and solutions on behalf of businesses and governments – creating exceptional outcomes for its clients and the millions of people who count on them. Through process, technology, and our diverse and dedicated associates, Conduent solutions and services automate workflows, improve efficiencies, reduce costs, and enable revenue growth. It’s why most Fortune 100 companies and over 500 government entities depend on Conduent every day to manage their essential interactions and move their operations forward.

Conduent’s differentiated services and solutions improve experiences for millions of people every day, including three out of every four U.S. insured patients, 10 million employees who use its HR Services, and nearly 18 million benefits recipients. Conduent’s solutions deliver exceptional outcomes for its clients, including $16 billion in savings from medical bill review of workers compensation claims, up to 40% efficiency increase in HR operations, up to 27% reduction in government benefits costs, up to 40% improvement in finance, accounting and procurement expense, and improved customer service interaction times by up to 20% with higher end-user satisfaction. Learn more at https://www.conduent.com.

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Media Contact:

Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Duane Brozek, Conduent +1-951-288-9807, duane.brozek@conduent.com

Investor Relations Contact:

Giles Goodburn, Conduent, +1-203-216-3546,  ir@conduent.com

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Conduent is a trademark of Conduent Incorporated in the United States and/or other countries. All other product and brand names are trademarks and/or registered trademarks of their respective companies.